Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Explanation of Responses:

(1)        This Form 3 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C., Basswood Opportunity Fund, Inc., Basswood Financial Fund, LP, Basswood Financial Fund, Inc., Basswood Financial Long Only Fund, LP, Basswood Opportunity Partners, LP, Basswood Enhanced Long Short Fund, LP and BCM Select Equity I Master, Ltd. (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to the Funds (as defined below) and a managed account and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the managed account. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the managed account, and also directly hold shares of Common Stock.  Basswood Capital Management, L.L.C. and the Funds disclaim beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum.  Each Fund disclaims beneficial ownership of the shares held directly by each other Fund and the managed account.  Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other.

(2)        Common Stock held directly by BCM Select Equity I Master, Ltd. (“BCM”).

(3)        Common Stock held directly by Basswood Opportunity Partners, LP. (“BOP”).

(4)        Common Stock held directly by Basswood Opportunity Fund, Inc. (“BOF”).

(5)        Common Stock held directly by Basswood Enhanced Long Short Fund, LP. (“BELSF”).

(6)        Common Stock held directly by Basswood Financial Fund, LP. (“BFF LP”).

(7)        Common Stock held directly by Basswood Financial Fund, Inc. (“BFF Inc.”).

(8)        Common Stock held directly by Basswood Financial Long Only Fund, LP. (“BFLOF” and together with BCM, BOP, BOF, BELSF, BFF LP, BFF Inc., the “Funds”).

(9)        Common stock held directly by a separate account managed by Basswood Capital Management, L.L.C.

(10)        Common Stock held directly by Matthew Lindenbaum.

(11)        Common Stock held directly by Bennett Lindenbaum.

Due to the limitations on the number of Reporting Persons allowed on Form 3, Basswood Partners, L.L.C. and Basswood Enhanced Long Short GP, LLC, which may be deemed to have indirect pecuniary interests in the shares of Common Stock held directly by certain of the Funds, are reporting their beneficial ownership of such shares on a separate Form 3.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person.